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                                                                   Exhibit 10.27

                                 VISTACARE, INC.

                          KEY EMPLOYEE SALE BONUS PLAN

      This Key Employee Sale Bonus Plan (this "Plan") has been adopted by VistaCare, Inc., a Delaware corporation (the "Company"), on October 9, 2002, subject to the terms and conditions set forth herein. Certain capitalized terms used in this Plan are defined in Section 5 hereof.

      1. General. The purpose of this Plan is to recognize contributions made to the Company by certain key employees of the Company and to provide an incentive for such key employees to remain employed by the Company during the period leading up to a potential sale of the Company and to assist in maximizing the proceeds from any such sale. Certain capitalized terms used in this Plan are defined in Section 5 hereof.

      2. Sale Bonuses. If there is a Sale of the Company prior to December 31, 2006, there shall be made available for payment to key employees of the Company under this Plan an aggregate amount (the "Bonus Pool Amount") equal to the amount specified in the table below corresponding to the date on which such transaction closes; provided, however, that no payments shall be made under this Plan if the Per-Share Equity Value is less than $5.00 (appropriately adjusted for stock splits, combinations, stock dividends, recapitalizations and the like occurring after the date of this Plan affecting the Common Stock).

                             9/30/02 - 12/31/02                   $1,000,000
                             1/1/03 - 12/31/03                    $   800,000
                             1/1/04 - 12/31/04                    $   600,000
                             1/1/05 - 12/31/05                    $   400,000
                             1/1/06 - 12/31/06                    $   200,000


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      3. Allocation of Bonuses; Eligibility. Payments from the Bonus Pool Amount under this Plan ("Sale Bonuses") shall only be made to persons employed by the Company immediately before the closing of a Sale of the Company transaction and shall be allocated among key employees of the Company by the Chief Executive Officer of the Company after consultation with the Compensation Committee of the Company's Board of Directors. The Chief Executive Officer of the Company shall not be eligible to receive a Sale Bonus.

      4. Payment of Sale Bonuses. Sale Bonuses shall have priority over any payments to stockholders of the Company in connection with a Sale of the Company. Sale Bonuses shall be paid upon the closing of the Sale of the Company transaction; provided, however, that if the terms of a transaction constituting a Sale of the Company provide for escrowed, contingent or installment payments, the portion of the Sale Bonuses relating to such payments shall be paid if and when such payments are actually received by the security holders and/or the Company. Sale Bonuses shall be payable in the same form and in the same proportion as the consideration received by the Company and/or its security holders in connection with the Sale of the Company.

      5. Certain Definitions. For purposes of this Plan, the following terms shall have the following respective meanings:


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            (a) "Per-Share Equity Value" means (i) the total amount of cash and the fair market value of all other property paid directly or indirectly by an acquiror to the Company and/or its equity security holders in connection with a Sale of the Company, divided by (ii) the total number of outstanding shares of the Company's Class A Common Stock, $.01 par value per share (the "Common Stock"), immediately before the closing of a Sale of the Company transaction, assuming the conversion of all shares of capital stock convertible into the Company and the exercise of all warrants, options and other rights to purchase the Common Stock. The value of any securities issuable in connection with a Sale of the Company (whether debt or equity) freely tradable in an established public market will be determined on the basis of the last closing price in such market five (5) days prior to the consummation of the Sale of the Company (the "Valuation Date"), and the value of securities not freely tradable (or having no established market) or other property will be the fair market value of such securities or other property on such Valuation Date as determined in good faith by the Board.

            (b) "Sale of the Company" means (i) the acquisition by a person, party or a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of outstanding capital stock of the Company representing more than 50% of the combined voting power of all voting securities of the Company entitled to vote generally in the election of directors, excluding acquisitions from the Company, or
      (ii) the acquisition of the Company by means of a reorganization, merger, consolidation, recapitalization or asset sale, unless the


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      owners of the capital stock of the Company immediately before such transaction continue to own, in substantially the same proportions as before such transaction, capital stock of the acquiring or succeeding entity representing more than 50% of the combined voting power of all voting securities of such acquiring or succeeding entity entitled to vote generally in the election of directors.

      6. Term. This Plan shall be in effect from October 9, 2002 until the earlier of (i) the date on which a Sale of the Company transaction closes and
(ii) December 31, 2006. ----

      7. Miscellaneous. This Plan may terminated, amended, restated and/or modified only with the approval of the Board of Directors of the Company and the prior written approval of the Chief Executive Officer of the Company. This Plan shall be construed by, and governed in accordance with, the internal laws of the State of Arizona without regard to the conflicts of law principles thereof. No amounts paid to a key employee of the Company hereunder shall be considered to be salary or other compensation for purposes of computing such employee's benefits under any plan or arrangement maintained by the Company for its employees. Nothing in this Plan shall confer upon any employee the right to continue in the employment of the Company or affect the right of the Company to terminate such employee's employment at any time.


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